Exhibit 10.29

Microsoft PO #	97112136
DealPoint ID #	N/A

Statement of Work ("SOW") # 1 7

Addresses and contacts for notices
"Microsoft"	"Supplier"
Company Name: Microsoft Corporation	Company Name: Touchpoint Metrics, Inc. DBA MCorp Consulting
Primary Contact: Mark Heneen	Primary Contact: Michael Hinshaw
Address: One Microsoft Way, Redmond, WA 98052 - 6399	Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105
Phone number:	Phone number: 415-526-2290
Fax number:	Fax number: 415-526-2650
Email: mark.heneen@microsoft.com	Email: admin@mcorp.cx
Secondary Contact:	Secondary Contact: Rob Beno (Accounting)
Microsoft Supplier Number: 2179424
________________________

SOW Effective Date:	October 1, 2015
SOW Expiration Date:	December 31, 2015
DealPoint # for Master Agreement	N/A

Agreed and accepted
Microsoft	Supplier
Microsoft Signature:	Supplier Signature:
Microsoft Name:	Supplier Name: Stephen Shay
Microsoft Title:	Supplier Title: Vice President
Microsoft Date:	Supplier Date:

NonTechPM SOW	Confidential	Page 1 of 5

This SOW pursuant to the Microsoft Purchase Order Terms and Conditions is entered into by the parties and effective as of the SOW Effective Date above.

1. Description of Services

Pursuant to and in conformance with any standards, guidelines and/or specifications which may be provided by Microsoft to Supplier from time to time, Supplier shall deliver to and/or perform for Microsoft the following goods, services and/or other items or materials as a work made for hire (collectively, the "Services").

Supplier will apply its proven approach to and methodological system for Customer Experience Management to assist Microsoft's Applications and Services Group and Office 365 team to leverage an outside-in "customer" perspective to build on the SMB Office 365 Onboarding Journey work completed in FY15.

Specifically, Supplier will assist the Office 365 team in understanding the customer experience impact of changes being made to the Onboarding process/solution to inform decision making and incremental investments.

As indicated by the highlighted area in the table below, this Statement of Work is targeting the conclusion of Work Effort I's initial Impact Change Management implementation, while launching the ongoing work supporting the same. Additionally, we will launch and establish the ongoing CX Impact Analysis & Reporting associated with Work Effort II and execute against Work Effort III to establish the Office 365 Onboarding CX Baseline for the Enterprise and Midmarket segments. The ongoing work supporting Q3 and Q4 of FY16 as well as the remainder of Work Effort IV are out of scope of this SOW.

Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Month
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Work Effort I: Incremental Impact of Change Measurement
Develop Initial/Run Ongoing Research for new Experience/Widget
Develop Initial/Run Ongoing Enterprise/Midmarket Research
Initial and Ongoing Progress Reporting
Work Effort II: Ongoing CX Impact Analysis & Reporting
Initial/Ongoing Analysis against SMB FY15 Baseline
Ongoing Analysis against Incremental SMB Improvements
Initial/Ongoing Cross-Segment Comparative Analysis
Analysis against Incremental Enterprise/Midmarket Improvements
Initial/Ongoing Analysis against Enterprise/Midmarket Baseline
Work Effort III: Enterprise & MidMarket Office 365 Onboarding CX Baseline Definition
Develop Sampling Strategy
Refine Research for Enterprise/Midmarket Audience
Enterprise/Midmarket Quantitative Research
Enterprise/Midmarket Research Analytics
Executive Presentation of Findings and Recommendations
Enterprise/Midmarket Baseline Established
Work Effort IV: Value Proposition Research and Analysis
Develop Initial/Run Ongoing Value Proposition Research
Initial/Ongoing Value Proposition Analysis across Segments
Initial/Ongoing Progress Reporting

The insights gained through this engagement and these deliverables will help Microsoft's O365 team to support their vision of providing an excellent customer experience (CX), through a better understanding of the impact the changes being made to the onboarding process/solution, while also setting in motion the research effort required to provide a similar baseline and ongoing assessment for Midmarket and Enterprise customers of Office 365.

Microsoft will be responsible for internal project management, as well as acquisition and supply of existing customer data/research sample, in supplier required formats. Additionally, Microsoft will be responsible for any design, development and deployment of specific improvement solutions.
NonTechPM SOW	Confidential	Page 2 of 5

The key activities for each work effort/phase of Suppliers work are as follows:

Work Effort I: Incremental Impact of Change Measurement. (Q2 Only)

We will build on the initial execution of Incremental Impact of Change Measurement performed against the New Experience/Widget in the SMB segment in Q1, and expand operations to include the same across two additional dimensions:

1)  Expand to include Impact of Change Measurement of New Experience/Widget to both Midmarket and Enterprise segments.
2)  Expand to include Impact of Change Measurement on newly developed and deployed experiences as they are introduced, across all segments.

This work effort is designed to capture input/feedback from newly on-boarded SMB, Midmarket and Enterprise customers of Office 365 soon following the time that they are known to have experienced the new onboarding enhancements. These enhancements are expected to be rolled out by Microsoft regularly throughout the fiscal year and are expected to impact different stages and touchpoints of the Office 365 onboarding journey. The intent is to utilize the information obtained through this research to perform analytics and reporting against established baselines as outlined in Work Effort II.
•	Program and Ongoing Execution - Conduct Customer Research
o Adjust, Program, and test survey with new/other enhancements as they are introduced
o Ongoing contact list transfer/panel member updates
o Field ongoing quantitative customer research

Work Effort II: Ongoing CX Impact Analysis and Reporting (Q2 only)

Leveraging the capabilities created in Work Effort I, as well as touchpoints, attributes and instruments established through the SMB pilot in FY15, we will utilize the data captured in Work Effort I as the source for analysis and reporting on the impact the deployed changes have had on the specific onboarding journey stage and touchpoints related to the enhancement(s). This will include analysis against the established SMB baseline, comparative analysis across segments, and comparative analysis against prior enhancements, where appropriate. This analysis and reporting will be completed in logical intervals that coincide with the release of new experiences, and is expected to be ongoing and continuous across SMB, Midmarket, and Enterprise segments.
•	Baseline Analysis & Reporting:
o	Conduct analysis and incremental impact reporting against SMB baseline for New
Experience/Widget and ongoing as new experiences and research dictate.
o	Conduct initial analysis and incremental impact reporting against the newly established
Midmarket and Enterprise baseline (established in Work Effort III)
•	Cross-Segment Comparative Analysis and Reporting
o	Where enhancements to the onboarding process are introduced that impact the experience across segments, we will conduct comparative analysis and reporting of these enhancements across segments.
•	Ongoing Analysis and Reporting
o	Conduct analysis and incremental impact reporting against prior SMB, Midmarket and Enterprise enhancements (where they align with journey stage and touchpoints)
•	Reporting Platform
NonTechPM SOW	Confidential	Page 3 of 5

o	Customize Touchpoint Mapping reporting dashboards to accommodate enhancements as introduced and to support ongoing reporting of research results and trending.
o	Provide access to research data via Touchpoint Mapping dashboards

Work Effort III: Enterprise and Midmarket Onboarding CX Baseline Definition (Q2 only)

Leveraging the capabilities created in Work Effort I, as well as the end-to-end touchpoints, attributes and instruments validated through the SMB pilot, we will implement our approach and extend our understanding of the end-to-end O365 onboarding experience to include Midmarket and Enterprise segments, doing so on an ongoing basis, executing against the defined approach for CX Audience Benchmarking.

•	Research - Conduct Quantitative Customer Research
o	Leverage SMB model inventory for overall O365 customer experience
o	Conduct quantitative customer research (large scale web-based survey methodology) ~1200 Respondents
•	Data Analytics – Analyze research data and finalize customer persona
o	Conduct data analysis (including drivers) and research summary findings completed
o	Provide access to quantitative research data via Touchpoint Mapping On-Demand
o	Validate "Low Confidence" persona applicability to the Midmarket and Enterprise segments
o	Establish Confidence/Capability baseline for the Midmarket and Enterprise segments

Work Effort IV: Value Proposition Research and Analytics (Q2 only)

Develop the approach for executing against this work effort to launch in Q3 FY16.

•	Prepare – Define scope and approach
o	Define project roles and responsibilities
o	Define sampling strategy for Value Propositions across segments
o	Define contact list requirements (e.g., data fields, filters, segmentation, etc.)
o	Refine survey instrument and invitations
o	Define survey participant incentives (e.g., entry into a quarterly drawing)

All Services shall be treated as Microsoft Confidential Information unless otherwise designated by Microsoft.

2. Deliverables/Delivery Schedule

Assuming a start date of no later than October 1, 2015, Supplier shall complete and deliver all Services to Microsoft on or before December 31, 2015. The milestone delivery schedule for the Services, if applicable, shall be as follows: (Please note: Completion of milestones by these dates is dependent on Microsoft's ability to adhere to applicable dates in the detailed project schedule)

Work Effort	Brief Description of Services to be	Due on or	Service Fees

NonTechPM SOW	Confidential	Page 4 of 5

	completed by Supplier and delivered to Microsoft	Before	Due
Q2 FY16 Scope Outlined Above	• Ongoing incremental Impact of Change Measurement against new enhancements across segments • Ongoing CX Impact Analysis & Reporting • Enterprise and Midmarket Baseline Research execution • Planning for Value Proposition Research and Analysis	Dec 31, 2015	$125,000.00
Travel			$2,500.00
Supplier Fees			$4,500.00
Grand Total			$132,000.00

3. Payment

3.1  Services Fees
As complete and final payment for Services which have been completed and delivered by Supplier to Microsoft and which have been accepted by Microsoft, Microsoft shall pay Supplier a Total fee not to exceed service fees and expenses in the amount of One hundred thirty two thousand U.S. Dollars ($132,000.00 USD) in accordance with the following terms.

The Service Fees for this SOW are a Not to Exceed (NTE) amount based on the Description of Services and may be paid in accordance with the Milestones noted in Section 2 Deliverables/Delivery Schedule. Vendor has taken appropriate steps to understand the project requirements and will deliver the Services at, or below, the NTE cost in section 3.3 Fee Calculation.

3.2  Expenses
Microsoft shall reimburse Supplier up to Two Thousand Five Hundred U.S. Dollars ($2,500.00 USD) for pre-approved, reasonable and actual travel and travel-related expenses incurred by Supplier in connection with the performance of the Services. All travel expenses hereunder are subject to Microsoft's review and the Microsoft Travel Policy and Supplier must submit appropriate documentation evidencing expenses to be reimbursed.

Microsoft shall reimburse Vendor up to Four Thousand Five Hundred U.S. Dollars ($4,500.00 USD) for pre-approved, additional Supplier fees.

3.3  Fee Calculation
For all engagements (Time & Materials and Not to Exceed) the following table is required to capture resource levels associated with the SOW. All Levels and Rates must be in accordance with established Non-Tech PM Rate Cards. Total cost in the table in 3.3 should align to the total cost of Service Fees, as defined in Section 3.1.

	Resource Level	Resource Hourly Bill Rate	Total Hours Needed	Total NTE Cost
1	Level 1: Analyst/Consultant	$175.00	240	$42,000.00
NonTechPM SOW	Confidential	Page 5 of 5

2	Level 2: Senior Consultant/ Research Director	$250.00	108	$27,000.00
3	Level 3: Senior Project Manager	$375.00	80	$30,000.00
4	Level 5: Managing Director	$650.00	40	$26,000.00
Sub-Total				$125,000.00
Travel Expenses (if any - see Section 3.2, above )				$2,500.00
Supplier Fees (if any – see Section 3.2, above)				$4,500.00
Total				$132,000.00

   Microsoft has utilized industry standard resource level classifications, and pre-negotiated hourly rates to determine NTE (not to exceed) pricing.

4. Relationship of the Parties

Supplier is responsible for and will pay all wages, fringe benefits, payroll taxes, insurance, work schedules, and work conditions with respect to its employees, contractors or other resources performing Services under this SOW.

Supplier will defend, indemnify, and hold Microsoft harmless from and against any action instituted by Supplier personnel against Microsoft for wages, fringe benefits, other compensation, or similar claims under applicable law; and any claims challenging the Supplier's right to dismiss its personnel.

5. Privacy and Data Protection

(a)	"Personal Information" means any information provided by Microsoft or collected by Supplier in connection with this SOW
(i)	That identifies or can be used to identify, contact, or locate the person to whom such information pertains; or
(ii)	From which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier, and credit card information. Additionally, if any other information (e.g., a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information is also Personal Information.
(b)	If Supplier collects or accesses any Personal Information as part of performing the Services, Supplier agrees to comply with all applicable requirements contained at http://www.microsoft.com/about/companyinformation/procurement/toolkit/requirements. mspx or as otherwise provided by Microsoft.

6. Change Management

Unless specifically described otherwise in the SOW, changes to this SOW will be made by mutually executed amendment.

[Remainder of this page is intentionally left blank.]
NonTechPM SOW	Confidential	Page 6 of 5